                              MAYER, BROWN & PLATT

BERLIN                     190 SOUTH LA SALLE STREET              312-782-0600
BRUSSELS                                                          TELEX 190404
HOUSTON                  CHICAGO, ILLINOIS 60603-3441               FACSIMILE
LONDON                                                            312-701-7711
LOS ANGELES
NEW YORK
WASHINGTON
MEXICO CITY CORRESPONDENT
  JAUREGUI, NAVARRETE, NADER Y ROJAS



                               November 7, 1996



Storage Trust Realty
2407 Rangeline Street
Columbia, Missouri  65202

      Re:   Partnership Classification; Status
            as a Real Estate Investment Trust ("REIT");
            Information in the Registration Statement under
            "FEDERAL INCOME TAX CONSIDERATIONS" and
            "CERTAIN UNITED STATES TAX CONSIDERATIONS FOR
            NON-U.S. SHAREHOLDERS"
            -----------------------------------------------

Gentlemen:

      We have acted as special counsel to Storage Trust Realty, a Maryland real estate investment trust ("the Company"), in connection with the registration of Common Shares of the Company, certain of which Common Shares may be issued by the Company in exchange for Units in Storage Trust Properties, L.P. (the "Operating Partnership") if and to the extent holders of such Units tender such Units for exchange and certain of which Common Shares may be offered and sold by certain shareholders of the Company from time to time, as set forth in the prospectus (the "Prospectus") which forms a part of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 7, 1996, (the "Registration Statement") and as may be set forth in one or more supplements to the Prospectus. Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement.

      In connection with the registration of the Common Shares, you have requested our opinions concerning (i) the treatment of the Operating Partnership as a partnership for Federal income tax purposes, and not as an association taxable as a corporation; (ii) the qualification and taxation for Federal income tax purposes of the Company as a REIT; and (iii) the information in the Registration Statement under the headings "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS."

MAYER, BROWN & PLATT

Storage Trust Realty
November 7, 1996
Page 2


      In formulating our opinions, we have reviewed and relied upon the partnership agreement of the Operating Partnership, the Registration Statement, other documents and information provided by you, and such applicable provisions of law and other documents as we have considered necessary or desirable for purposes of the opinions expressed herein.

      In addition, we have relied upon the Company's certificate (the "Officer's Certificate"), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and actual and proposed operation of the Company, the Operating Partnership, the Subsidiary Company and each of the partnerships in which the Operating Partnership does or will directly or indirectly hold an interest and which actually owns an interest in real property (the "Property Partnerships").
For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, the Officer's Certificate, the partnership agreements for the Operating Partnership or the Property Partnerships, or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

      In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. The opinion set forth in the subparagraph numbered one in the next succeeding paragraph is subject to the condition that the Operating Partnership is not and does not become a "publicly traded partnership." In addition, the opinions set forth below are based on the correctness of the following specific assumptions: (i) the Company, the Operating Partnership, the Subsidiary Company and the Property Partnerships have been and will each be operated in the manner described in the applicable partnership agreement or other organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto; (ii) each partner in the Operating Partnership has been motivated in acquiring its partnership interest by its anticipation of economic rewards apart from tax considerations; and (iii) there has been no change in the applicable laws of the State of Maryland or Delaware, the Code, the regulations promulgated

MAYER, BROWN & PLATT

Storage Trust Realty
November 7, 1996
Page 3

thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could affect our conclusions.

      Based upon and subject to the foregoing, it is our opinion that:

      1. The Operating Partnership will be treated, for Federal income tax purposes, as a partnership, and not as an association taxable as a corporation.

      2. Beginning with the Company's taxable year ending December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's actual and proposed method of operation, as described in the Registration Statement and as represented in the Officer's Certificate, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

      3. The information in the Registration Statement under the headings "FEDERAL INCOME TAX CONSIDERATIONS" and "CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

      Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, any Property Partnership or to any investment therein.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement.

                                          Very truly yours,

                                          /s/ Mayer, Brown & Platt

                                          MAYER, BROWN & PLATT